NEWS RELEASE

Exhibit 99.1

For further information, please contact Adele M. Skolits at 540-984-5161.

Teleconference Information:

Thursday, August 7, 2008 11:00 A. M. (ET)

Domestic Dial in number: 1-866-733-4780

International Dial in number: 1-702-696-5033

Pass Code: 56431120

Audio webcast: www.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY

REACHES 200,000 WIRELESS CUSTOMERS AND

REPORTS HIGHER NET INCOME IN SECOND QUARTER 2008

EDINBURG, VA, (August 5, 2008) – Shenandoah Telecommunications Company (Shentel, NASDAQ: SHEN) announced financial and operating results for the second quarter and six months ended June 30, 2008.

Second Quarter 2008 Highlights

Highlights for the quarter include:

•	PCS net subscriber additions of 6,292 bringing the total retail wireless customers to 200,397 at June 30, 2008, up 16% from June 30, 2007
•	Net income of $7.3 million, up $1.3 million or 22% from second quarter 2007
•	Operating income of $12.4 million, up $2.6 million or 27% from the second quarter 2007
•	Total revenues of $39.1 million, up $4.0 million or 12% from second quarter 2007
•	PCS customer churn of 1.7%, a 15% improvement over the first quarter of 2008
•	EVDO high speed data services are now available to 57% of the population covered by our PCS network

August 5, 2008

News Release

President and CEO, Christopher E. French commented, “We are very pleased with our second quarter results. Despite a difficult economic climate, we’ve had solid growth in PCS subscribers and revenues, and have accelerated our PCS network development plans to expand our network footprint and subscriber access to high-speed data services so that most of our customers will have access by year-end 2008. We expect these services to be major drivers of future revenue growth."

Consolidated Results

For the quarter ended June 30, 2008, net income was $7.3 million compared to $5.9 million in second quarter 2007. The Company’s total revenues for second quarter 2008 were $39.1 million, compared to $35.1 million for the same quarter in 2007, an increase of 12%. Second quarter operating expenses increased to $26.8 million in 2008 from $25.4 million in 2007. The increase in revenues is primarily a result of a larger base of PCS subscribers, while the increase in operating expenses results from costs associated with improving and expanding our PCS network. Operating income for the quarter was $12.4 million, an increase of $2.6 million from second quarter 2007.

For the six month period, net income increased 20% from $10.0 million in 2007 to $12.0 million in 2008. Operating revenues increased 11% to $75.6 million in 2008, principally due to growth in PCS revenues on a larger base of PCS subscribers. Operating expenses increased $3.4 million, principally due to increased costs in the PCS operations due to costs of expanded distribution, efforts to retain customers, expansion of the PCS network and provisioning of EVDO high speed data capabilities. The 2007 period also included $2.1 million in costs related to early retirements and severances, partially offset by $1.1 million in one-time expense

August 5, 2008

News Release

reductions relating to the amendment to the Sprint Nextel management agreement. Operating income increased 24%, or $4.0 million, to $20.8 million in the 2008 six month period.

PCS Operating Results

The Company continued to experience strong growth in wireless as a Sprint PCS Affiliate of Sprint Nextel, with wireless customer count at June 30, 2008 at 200,397, a 16% increase from June 30, 2007. The Company’s second quarter churn was 1.7%, compared to 2.0% in first quarter 2008 and 1.7% in second quarter 2007.

PCS operating income was $10.6 million in the 2008 second quarter, up $2.6 million or 32% from the corresponding 2007 period. Revenue increased $3.8 million, while operating expenses increased $1.2 million. The increase in revenue resulted from a 19% increase in average retail customers and a $1.2 million increase in Universal Service Fund (USF) fees. The USF fee increase included $1.0 million not previously recognized but recorded in April when Sprint Nextel first informed the Company of these additional revenues. The increase in operating expenses included an additional $1.5 million in costs to operate the PCS network, principally due to the incremental line, tower rent and depreciation costs associated with providing EVDO (high speed data) capability and expanding network coverage, offset by cost decreases in other line items. The Company added 30 additional cell sites and added EVDO capability to 93 sites since June of 2007.

PCS operating income for the six months of 2008 totaled $16.4 million, up $1.2 million from the comparable 2007 period. Operating revenues increased $6.8 million or 17%, on continued growth in retail PCS subscribers and higher data usage. Operating expenses increased $5.7 million to $31.9 million. Handset costs increased $2.1 million as a result of adding new customers, retaining existing customers, and favorable one-time adjustments recorded in the first quarter of 2007 related to the amended Sprint Nextel contract. The EVDO and coverage

August 5, 2008

News Release

expansion program resulted in an increase in line costs of $1.3 million. Selling, general and administrative costs increased $1.8 million, primarily as a result of acquiring 13 Nextel retail stores from Sprint Nextel in May of 2007 and favorable one-time adjustments recorded in the first quarter of 2007 related to the amended Sprint Nextel contract.

Telephone Operating Results

Telephone line losses continue to be lower than most wireline carriers. Telephone had 24,325 access lines at June 30, 2008, a decrease of 211 from the previous year-end. Operating income of the local telephone operations for second quarter 2008 was $3.0 million, a decrease of $0.7 million from the comparable 2007 period. Major changes in 2008 include reductions in access revenue (down $0.3 million) due to rate changes since 2007 and an increase in depreciation expense (up $0.4 million) due to accelerated depreciation on certain fiber-related equipment with a shorter life than originally anticipated.

Local telephone operations generated operating income of $6.6 million in the first six months of 2008, up from $5.9 million in 2007. While revenues were essentially flat, operating expenses declined $0.8 million, as the costs of early retirements charged to this segment in 2007 ($1.8 million) were partially offset by increased depreciation charges ($0.8 million) in 2008 for fiber-related equipment.

August 5, 2008

News Release

Converged Services Operating Results

At June 30, 2008, Converged Services had 35,900 revenue generating units (i.e., combined video, data and voice users) compared to 32,108 at June 30, 2007. The 12% increase in revenue generating units since June 30, 2007 contributed to a 17% increase in operating revenues to $3.0 million in the second quarter of 2008. The operating loss for the second quarter of $1.8 million was an improvement of $0.3 million compared to the second quarter of 2007. For the year to date period, the operating loss improved by $0.4 million, from a loss of $3.8 million in 2007 to $3.4 million in 2008.

Other Information

The Company’s second quarter 2008 capital expenditures were $10.9 million, up from $5.3 million in second quarter 2007, and for the six month period, were $18.7 million compared to $8.8 million in 2007. The increase in capital expenditures primarily resulted from spending to expand our PCS network coverage and footprint. The Company expects substantially higher capital spending in the second half of 2008. Cash and cash equivalents as of June 30, 2008 were $23.0 million, up from $17.2 million at December 31, 2007. The Company retired $1.1 million of debt during the second quarter, and at June 30, 2008, the debt/equity ratio was 0.12; and debt as a percent of total assets was 8.6%.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ Global Select Market under the symbol “SHEN.” The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.

August 5, 2008

News Release

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

August 5, 2008

News Release

SHENANDOAH TELECOMMUNICATIONS COMPANY

SUMMARY FINANCIAL INFORMATION (unaudited)

(In thousands, except per share amounts)

Condensed Consolidated Balance Sheets	June 30, 2008	December 31, 2007

Cash and cash equivalents	$23,007	$17,245
Other current assets	22,182	23,891
Investments	9,761	9,936

Property, plant and equipment	318,936	300,622
Less accumulated depreciation and amortization	159,966	145,198

Net property, plant and equipment	158,970	155,424

Other assets, net	15,632	15,028

Total assets	$229,552	$221,524

Current liabilities, exclusive of current maturities of long-term debt of $ 4,322 and $4,248, respectively	$18,341	$19,808
Long-term debt, including current maturities	19,801	21,907
Total other liabilities	27,885	28,685
Total shareholders’ equity	163,525	151,124

Total liabilities and shareholders’ equity	$229,552	$221,524

August 5, 2008

News Release

SHENANDOAH TELECOMMUNICATIONS COMPANY

SUMMARY FINANCIAL INFORMATION (unaudited)

(In thousands, except per share amounts)

Condensed Consolidated Statements of Income

	Three months ended June 30,		Six months ended June 30,

	2008	2007	2008	2007

Revenues	$39,137	$35,101	$75,623	$68,149

Cost of goods and services	11,972	11,068	24,510	22,470
Selling, general and administrative	7,038	7,070	14,972	14,544
Depreciation & amortization	7,775	7,225	15,283	14,313

Operating expenses	26,785	25,363	54,765	51,327

Operating income	12,352	9,738	20,858	16,822

Interest expense	(346)	(472)	(680)	(979)
Other income, net	371	751	130	1,067

Income before income taxes	12,377	10,017	20,308	16,910

Income tax expense	5,127	4,070	8,266	6,892

Net income	$7,250	$5,947	$12,042	$10,018

Net income per share, basic and diluted	$0.31	$0.25	$0.51	$0.43

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